                                                                   EXHIBIT 10.44


                                                                       W&S DRAFT
                                                               FEBRUARY 23, 1999


                                   APPENDIX 1
                                       to
              Participation Agreement, Master Lease, Indenture and
                           Construction Deed of Trust
                       each dated as of September 28, 1998
                     (PeopleSoft Hacienda II Lease Facility)

                         DEFINITIONS AND INTERPRETATION


        A. Interpretation. In each Operative Document, unless a clear contrary intention appears:

               (i) the singular number includes the plural number and vice versa;

               (ii) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by the Operative Documents, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

               (iii) reference to any gender includes each other gender;

               (iv) reference to any agreement (including any Operative Document), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Operative Documents and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor;

               (v) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

               (vi) reference in any Operative Document to any Article, Section, Appendix, Schedule or Exhibit means such Article or Section thereof or Appendix, Schedule or Exhibit thereto;

               (vii)"hereunder", "hereof", "hereto" and words of similar import shall be deemed references to an Operative Document as a whole and not to any particular Article, Section or other provision thereof;

               (viii) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;

               (ix) "or" is not exclusive; and

               (x) relative to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding".

        B. Accounting Terms. In each Operative Document, unless expressly otherwise provided, accounting terms shall be construed and interpreted, and accounting determinations and computations shall be made, in accordance with GAAP.

        C. Conflict in Operative Documents. If there is any conflict between any Operative Documents, such Operative Document shall be interpreted and construed, if possible, so as to avoid or minimize such conflict but, to the extent (and only to the extent) of such conflict, the Participation Agreement shall prevail and control.

        D. Legal Representation of the Parties. The Operative Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring the Operative Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

        E. Defined Terms. Unless a clear contrary intention appears, terms defined herein have the respective indicated meanings when used in each Operative Document.

        "Acquisition Request" is defined in Section 3.4 of the Participation Agreement.

        "Actual Knowledge" shall mean, as it applies to the Indenture Trustee, actual knowledge of, including any written notices received by, an officer in the Corporate Trust Administration Department of the Indenture Trustee having responsibility for the administration of the transaction contemplated by the Operative Documents; provided that the Indenture Trustee shall be deemed to have "actual knowledge" of any matter as to which the Indenture Trustee has been given notice by any Note Holder pursuant to Section 12.5 of the Indenture.

        "Address" means, when used with respect to any Person, the notification address for such Person set forth on Schedule II to the Participation Agreement.

        "Advance" means advances of funds by the Lessor from the proceeds of Loans and Certificate Purchaser Amounts pursuant to Section 3 of the Participation Agreement to pay Property Improvements Costs (including all amounts capitalized under the terms of the Participation Agreement).

        "Adjusted Consolidated Current Liabilities" means, for the Lessee and its Subsidiaries on a consolidated basis at any date, the sum of (i) Consolidated Short Term Liabilities, plus (ii) the current maturities of Consolidated Long Term Liabilities, plus (iii) the current maturities of uncollateralized Consolidated Off-Balance Sheet Debt.

        "Adjusted Consolidated Total Liabilities" means, for the Lessee and its Subsidiaries on a consolidated basis at any date, the sum of (i) Adjusted Consolidated Current Liabilities, (ii) Consolidated Long Term Liabilities (without duplication of amounts included in clause (i)) and (iii) uncollateralized Consolidated Off-Balance Sheet Debt (without duplication of amounts included in clause (i)).

        "Administrative Fee" is defined in Section 4.3 of the Participation Agreement.

        "Affiliate" means, when used with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common control with such Person.

        "After Tax Basis" means, with respect to any payment to be received, the amount of such payment increased so that, after deduction of the amount of all taxes required to be paid by the recipient calculated at the then maximum marginal federal and state income tax rates generally applicable to Persons of the same type as the recipient with respect to the receipt by the recipient of such amounts, such increased payment is equal to the payment otherwise required to be made.

        "Alternate Base Rate" means, for any period, an interest rate per annum equal to the lower of (i) the Participants' average cost of funds employed to fund their Participation Interests, as notified to the Indenture Trustee and the Lessee or (ii) the Federal Funds Effective Rate most recently determined by the Indenture Trustee plus 0.50%. If either of the aforesaid rates or equivalent changes from time to time after the date of the Participation Agreement, the Alternate Base Rate shall be automatically increased or decreased, if appropriate and as the case may be, without notice to the Lessee or the Lessor, as of the effective time of each change.

        "Applicable Law" means all existing and future applicable laws, rules, regulations (including Environmental Laws), statutes, treaties, codes, ordinances, permits, certificates, covenants, restrictions, requirements, orders and licenses of and interpretations by, any Governmental Authorities, and applicable judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction (including those pertaining to health, safety or the environment (including, without limitation, wetlands) and those pertaining to the construction, use or occupancy of the Property) and any restrictive covenant or deed restriction or easement affecting the Property.

        "Applicable Margin" means (i) with respect to the Loans (and related Advances) (A) except as provided in clause (B), the respective margin percentage that shall be subject to adjustment (upwards or downwards, as appropriate) based on the existence of the applicable Level I, II, III or IV as at the end of any fiscal quarter as set forth below, or (C) for any portion of the Loans as to which Cash Collateral has been delivered pursuant to the Cash Collateral Agreement, .225% per annum, and
(ii) with respect to the Certificate Purchaser Amounts, 2.00% per annum, regardless of whether Cash Collateral has been so delivered. The Lessee's Consolidated Funded Debt to Consolidated Total Capital ratio shall be determined from the then most recent quarterly or annual financial statements delivered by the Lessee pursuant to Section 10.1(a) of the Participation Agreement. The adjustment, if any, to the Applicable Margin shall be effective commencing on the fifth Business Day after the delivery of such financial statements. If the Lessee shall at any time fail to timely furnish to the Participants the financial statements required to be delivered pursuant to Section 10.1(a) of the Participation Agreement and such financial statements indicate that an adjustment (upwards or downwards, as appropriate) shall be made, then such adjustment shall be made retroactively to the date on which the financial statements were due to be delivered and appropriate payments or reimbursements shall be made to reflect such adjustments.

                             Applicable Margin Table

                              Applicable Margin for Eurodollar
     Level                          Rate-Based Advances
     -----                          -------------------
     Level I                        .625%

     Level II                       .750%

     Level III                      1.00%

     Level IV                       1.25%

        "Appointment of Co-Trustee" means the Appointment of Co-Trustee, dated as of the Closing Date, between the Lessor and the Co-Trustee.

        "Appraisal" means, with respect to the Property, an appraisal, prepared by ValueQuest International, Ltd., in the case of the appraisal to be delivered on the Closing Date, and, in the case of any future appraisals, a member of the American Institute of Real Estate Appraisers with operations in Alameda or Contra Costa County, California, reasonably approved by the Lessor, the Indenture Trustee and the Required Participants, unless such designation is violative of any Applicable Law to which the Lessor, the Indenture Trustee or any Participant is subject, in which case such appraiser shall be reasonably approved by the Lessor, the Indenture Trustee and the Required Participants, in each case which in the judgment of counsel to the Lessor, the Indenture Trustee and the Required Participants, complies with all of the provisions of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, the rules and regulations adopted pursuant thereto, and all other applicable Requirements of Law, which appraisal will (i) appraise the Fair Market Sales Value of the Property as built in accordance with the Plans and Specifications: on the fifth anniversary of the Closing Date; as of the commencement of the Renewal Term, if any; and at the end of the Renewal Term, if any; (ii) contain an estimate of the useful life of the Improvements as of each such date, all in a form satisfactory to the Lessor, the Indenture Trustee and the Required Participants; and (iii) be prepared in conformance with the Uniform Standards of Professional Appraisal Practice as promulgated by the Appraisal Foundation, and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute.

        "Appurtenant Rights" means (i) all agreements, easements, rights of way or use, rights of ingress or egress, privileges, appurtenances, tenements, hereditaments and other rights and benefits at any time belonging or pertaining to the Land or the Improvements, including, without limitation, the use of any streets, ways, alleys, vaults or strips of land adjoining, abutting, adjacent or contiguous to the Land and (ii) all permits, licenses and rights, whether or not of record, appurtenant to the Land.

        "Arranger" means ABN AMRO Bank N.V.

        "Arranger Fee Letter" means the letter from the Arranger to the Lessee dated as of July 31, 1998.

        "Asset Termination Value" means, as of any date of determination, an amount equal to (i) the sum of (A) the aggregate sum of the outstanding principal amount of the Notes (including all amounts capitalized under the terms of the Participation Agreement), (B) all accrued and unpaid interest on the Notes, (C) the aggregate sum of the Certificate Purchaser Amounts (including all amounts capitalized under the terms of the Participation Agreement), (D) all accrued and unpaid Certificate Yield on the Certificate Purchaser Amounts, and
(E) all other amounts owing by the Lessee under the Operative Documents, less
(ii) sum of all payments received by the Lessor, the Indenture Trustee or the Participants on account of payments to reduce Asset Termination Value, including reductions resulting from payments by the Lessor, the Lessee or the Guarantor, the proceeds from the sale of the Property and/or amounts realized from the Cash Collateral pursuant to the Cash Collateral Agreement.

        "Assignment and Acceptance" is defined in Section 12.1(c) of the Participation Agreement.

        "Assignment of Construction Documents" means the Assignment of Construction Documents, dated as of the Closing Date, in the form attached as Exhibit A to the Construction Agency Agreement.

        "Assignment of Lease" means the Assignment of Lease, dated as of the Closing Date, from the Lessor to the Indenture Trustee for the benefit of the Participants, and consented to by the Lessee pursuant to that certain Lessee's Consent, dated as of the Closing Date (the "Consent to Assignment")by the Lessee, as obligor, in favor of the Indenture Trustee for the benefit of the Participants, in each case in the respective forms set forth in Exhibit L to the Participation Agreement.

        "Available Commitments" means as to any Participant at any time, an amount equal to the excess, if any, of (a) the amount of such Participant's Commitment over (b) the aggregate amount of its Loans and Certificate Purchaser Amounts with respect to all Advances made by the Lessor then outstanding.

        "Bank" means the institution serving as Owner Trustee or any successor financial institution acting as Owner Trustee under the Operative Documents, in each case in its individual capacity.

        "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect.

        "Basic Rent" means the sum of (i) the Notes Basic Rent and (ii) the Certificate Purchaser Basic Rent, in each case, calculated as of the applicable date on which Basic Rent is due.

        "Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

        "Board" means the Board of Governors of the Federal Reserve System of the United States (or any successor).

        "Budget" means a construction budget for the Improvements delivered by the Lessee to the Lessor pursuant to Section 6.1(z) of the Participation Agreement.

        "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banks in Chicago, Illinois, San Francisco, California, New York, New York, Wilmington, Delaware or (if interest and Certificate Yield is being determined by reference to the Eurodollar Rate) London, England, are generally authorized or obligated, by law or executive order, to close.

        "Capital Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.

        "Capitalized Lease Obligations" means any amount payable with respect to any Capital Lease or any lease of any tangible or intangible property (whether real, personal or mixed), however denoted, which is required by GAAP to be reflected as a liability on the face of the balance sheet of the lessee thereunder.

        "Cash Collateral" is defined in Section 1 of the Cash Collateral Agreement.

        "Cash Collateral Agreement" means the Cash Collateral Agreement dated as of the Closing Date among the Lessee, the Lessor, the Indenture Trustee and the Participants.

        "Cash Collateral Agreement Supplement" is defined in Recital 4 to the Cash Collateral Agreement.

        "Casualty" means any damage or destruction of all or any portion of the Property as a result of a fire or other casualty.

        "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Sections 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986.

        "Certificates" is defined in Section 2.1 of the Trust Agreement.

        "Certificate Commitment" means, as to any Certificate Purchaser, the obligation of such Certificate Purchaser to fund Certificate Purchaser Amounts to the Lessor under Section 3.2 of the Participation Agreement in an aggregate amount not to exceed the amount set forth opposite such Certificate Purchaser's name on Schedule I to the Participation Agreement

        "Certificate Holder" means any registered holder of a Certificate.

        "Certificate Purchaser Amount" is defined in Section 3.2 of the Participation Agreement.

        "Certificate Purchaser Basic Rent" means the amount of accrued Certificate Yield due on the Certificate Purchaser Amounts on any Payment Date pursuant to the Participation Agreement, the Indenture and the Trust Agreement.

        "Certificate Purchasers" means the Persons listed as Certificate Purchasers on Schedule I to the Participation Agreement.

        "Certificate Register" is defined in Section 2.4 of the Trust Agreement.

        "Certificate Yield" is defined in Section 3.9(a) of the Participation Agreement.

        "Certifying Party" is defined in Section 26.1 of the Lease.

        "Claims" means any and all obligations, liabilities, losses, actions, suits, judgments, penalties, fines, claims, demands, settlements, costs and expenses (including, without limitation, reasonable legal fees and expenses) of any nature whatsoever, including, as they relate to issues involving any Environmental Law or Environmental Violation, those matters set forth in Section
13.3 of the Participation Agreement.

        "Closing Date" is defined in Section 2 of the Participation Agreement.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.

        "Collateral" means (i) all of the Trust Estate or Trust Indenture Estate now owned or hereafter acquired upon which a Lien is purported to be created by the Security Documents or (ii) when used in the Cash Collateral Agreement, has the meaning specified in Section 1.1 thereof.

        "Commitment" means (i) as to any Note Purchaser, its Tranche A Loan Commitment and/or Tranche B Loan Commitment, (ii) as to any Certificate Purchaser, its Certificate Commitment, and (iii) as to the Lessor, the obligation of the Lessor to make Advances (to the extent the Lessor receives the proceeds of the funding of the related Loans and Certificate Purchaser Amounts in accordance with the terms of the Participation Agreement.

        "Commitment Fees" is defined in Section 4.1 of the Participation Agreement.

        "Commitment Fee Payment Date" means the last day of each March, June, September and December during the Commitment Period and the Outside Completion Date or such earlier date as the Commitments shall terminate as provided in the Operative Documents.

        "Commitment Fee Rate" means, as to each Participant (i) as to such Participant's 364 Day Commitment and any permitted extension thereof and (ii) as to such Participant's Eighteen Month Commitment, the respective percentages that shall be subject to adjustment (upwards or downwards, as appropriate) based on the existence of the applicable Level I, II, III or IV as at the end of any fiscal quarter as set forth below.

                      Applicable Commitment Fee Rate Table

                   Commitment Fee Rate for 364 Day Commitment

     Level              Applicable Commitment Fee Rate
     -----              ------------------------------
     Level I                        .125%

     Level II                       .15%

     Level III                      .1875%

     Level IV                       .225%

                Commitment Fee Rate for Eighteen Month Commitment

     Level              Applicable Commitment Fee Rate
     -----              ------------------------------
     Level I                        .225%


     Level II                       .25%

     Level III                      .2875%

     Level IV                       .325%

For purposes of determining the applicable Commitment Fee Rate, the Lessee's Consolidated Funded Debt to Consolidated Total Capital ratio shall be determined in the manner set forth in the definition of the term "Applicable Margin".

     "Commitment Percentage" means, (i) with respect to each Participant at any time prior to the Completion Date, the percentage which such Participant's Commitment then constitutes of the aggregate Commitments of the Participants as set forth in the column captioned "Pre-Completion Commitment Percentage" on
Schedule I to the Participation Agreement and (ii) with respect to each Participant at any time after the Completion Date, the percentage which such Participant's Commitment then constitutes of the aggregate Commitments of the Participants as set forth in the column captioned "Post-Completion Commitment Percentage" on Schedule I to the Participation Agreement (or, in either case, at any time after the Commitments of the Participants shall have expired or terminated, the percentage which the aggregate amount of such Participant's Notes or Certificates then outstanding constitutes of the aggregate amount of the Notes and Certificates then outstanding).

     "Commitment Period" means the period from and including the Closing Date to but not including the earlier of the Completion Date or the Outside Completion Date, or such earlier date on which the Commitments shall terminate as provided in the Operative Documents.

     "Completion" is defined in Section 7 of the Participation Agreement.

     "Completion Date" means, with respect to the Property, the date on which Completion of the Improvements on such Property has occurred.

     "Completion Delay Event" means (a) the occurrence of any event or the existence of any condition that causes the likely Completion Date to be later than the Outside Completion Date and (b) the delivery by the Lessee to any Lessor Party at any time of any notice, certificate or other writing which indicates that the likely Completion Date will be later than the Outside Completion Date.

     "Condemnation" means any condemnation, requisition, confiscation, seizure or other taking or sale of the use, access, occupancy, easement rights or title to the Property or any part thereof, wholly or partially (temporarily or permanently), by or on account of any actual or threatened eminent domain proceeding or other taking of action by any Person having the power of eminent domain, including an action by a Governmental Authority after the Improvements proposed to be constructed on the Land pursuant to the Plans and

Specifications have been constructed to change the grade of, or widen the streets adjacent to, the Property or alter the pedestrian or vehicular traffic flow to the Property so as to result in change in access to the Property, or by or on account of an eviction by paramount title or any transfer made in lieu of any such proceeding or action. A "Condemnation" shall be deemed to have occurred on the earliest of the dates that use, occupancy or title is taken.

     "Confidential Information" is defined in Section 15.13 of the Participation Agreement.

     "Consent to Assignment" is defined in the definition of the term "Assignment of Lease".

     "Consent to Construction Agency Agreement Assignment" means the Consent dated as of the Closing Date by the Lessee to the Construction Agency Agreement Assignment in the form attached to the Construction Agency Agreement Assignment.

     "Consolidated Cash Balance" means, for the Lessee and its Subsidiaries on a consolidated basis at any date, (a) the sum of unencumbered (i) cash and cash equivalents plus (ii) Consolidated Short Term Investments minus (b) cash designated as collateral for any Consolidated Off-Balance Sheet Debt.

     "Consolidated Current Liabilities" means, for the Lessee and its Subsidiaries on a consolidated basis at any date, those liabilities of the Lessee and its Subsidiaries which are required to be classified as current liabilities on a balance sheet of the Lessee and its Subsidiaries in accordance with GAAP.

     "Consolidated Debt" means, for the Lessee and its consolidated Subsidiaries on a consolidated basis at any date, the sum of (i) Debt plus (ii) Consolidated Off-Balance Sheet Debt.

     "Consolidated Fixed Charge Ratio" means, for the Lessee and its Subsidiaries on a consolidated basis at any date the quotient of (a) the sum of
(i) Consolidated Net Income, plus (ii) Consolidated Interest Expense, plus (iii) Consolidated Income Tax Expense, plus (iv) Consolidated Lease Rental Expense, plus (v) charges taken related to the acquisition of in-process research and development, divided by (b) the sum of (x) Consolidated Interest Expense plus
(y) Consolidated Lease Rental Expense.

     "Consolidated Funded Debt" means, for the Lessee and its consolidated Subsidiaries on a consolidated basis at any date, all Debt of the Lessee and its Subsidiaries; provided, that Consolidated Funded Debt shall not include any undrawn amounts under standby letters of credit where the Lessee is the account party.

     "Consolidated Income Tax Expense" means, for the Lessee and its Subsidiaries on a consolidated basis for any period, the amount required to be classified as income tax expense on an income statement of the Lessee and its Subsidiaries in accordance with GAAP.

     "Consolidated Intangible Assets" means, for the Lessee and its Subsidiaries on a consolidated basis at any date, the aggregate amount of any intangible assets of the Lessee and its Subsidiaries, including, without limitation, goodwill, franchises, licenses, patents, patent applications, trademarks, trade names, copyrights, service marks, capitalized software development expense, unamortized debt discount and expense reserves not already deducted from Consolidated Total Assets.

     "Consolidated Interest Expense" means for the Lessee and its Subsidiaries on a consolidated basis for any period, the amount required to be classified as interest expense on an income statement of the Lessee and its Subsidiaries in accordance with GAAP.

     "Consolidated Lease Rental Expense" means, for the Lessee and its Subsidiaries on a consolidated basis for any period, the amount required to be shown as rental expense in respect of operating leases on an income statement of the Lessee and its Subsidiaries in accordance with GAAP.

     "Consolidated Long Term Liabilities" means, for the Lessee and its Subsidiaries on a consolidated basis at any date, Indebtedness for borrowed money, whether secured or unsecured, which by the terms of the agreement governing or instrument evidencing such Indebtedness for borrowed money, whether secured or unsecured, matures more than one year from or is directly or indirectly renewable or extendible at the option of the obligor under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, including in each instance current maturities of long-term debt (and the current portion of long-term debt in the last year of its term), revolving credit and short-term debt extendible beyond one year at the option of the debtor, and shall also include, without limitation, Indebtedness arising under or in connection with any interest rate swap agreement or arrangements.

     "Consolidated Net Income" means, for the Lessee and its consolidated Subsidiaries for any period, the gross revenues from operations of the Lessee and its Subsidiaries less all their operating and non-operating expenses (including without limitation, taxes on income) as determined in accordance with GAAP.

     "Consolidated Net Worth" means, for the Lessee and its Subsidiaries on a consolidated basis at any date, the difference between (a) Consolidated Total Assets and (b) Consolidated Total Liabilities, excluding Consolidated Off-Balance Sheet Debt, all as determined in accordance with GAAP.

     "Consolidated Off-Balance Sheet Debt" means, for the Lessee and its Subsidiaries on a consolidated basis at any date, the maximum amount of that portion of the rental payments (including basic, supplemental and additional rent) representing payments of principal and not interest required to be made by the Lessee and any of its Subsidiaries under any synthetic lease or other off-balance sheet financing arrangement, including in the amount of such payments the maximum amount of all payments (including payments of termination value) representing payments of principal and not interest required to be made in connection with any purchase of the property or assets subject thereto by the Lessee or any of its Subsidiaries at the expiration of the term of such lease or arrangement.

     "Consolidated Quick Ratio" means, for the Lessee and its Subsidiaries on a consolidated basis, at any date, the ratio of (a) the sum of (i) unencumbered cash and cash equivalents (including all Cash Collateral for this purpose) plus
(ii) Consolidated Short Term Investments maturing in less than one year from such date plus (iii) the net amount of accounts receivable, divided by (b) the sum of (i) Consolidated Current Liabilities plus (ii) Consolidated Off-Balance Sheet Debt maturing within one year of such date.

     "Consolidated Short Term Investments" means, for the Lessee and its consolidated Subsidiaries on a consolidated basis at any date, investments described in clause (i) of the definition of the term "Permitted Investments" which mature less than one year from the date of creation thereof.

     "Consolidated Short Term Liabilities" means, for the Lessee and its Subsidiaries on a consolidated basis at any date, Indebtedness for borrowed money, whether secured or unsecured, which by the terms of the agreement governing or instrument evidencing such Indebtedness for borrowed money, whether secured or unsecured, matures within one year or less from the date of creation thereof.

     "Consolidated Tangible Net Worth" means, for the Lessee and its Subsidiaries on a consolidated basis at any date, the difference between (a) Consolidated Net Worth and (b) Consolidated Intangible Assets.

     "Consolidated Total Assets" means for the Lessee and its Subsidiaries on a consolidated basis at any date, the sum of all assets less depreciation, amortization and other reserves of the Lessee and its Subsidiaries determined in accordance with GAAP.

     "Consolidated Total Capital" means, for the Lessee and its Subsidiaries on a consolidated basis at any date, the sum of (i) Consolidated Debt plus (ii) Consolidated Tangible Net Worth.

     "Consolidated Tangible Assets" means, for the Lessee and its Subsidiaries on a consolidated basis at any date, the difference between (a) Consolidated Total Assets and (b) Consolidated Intangible Assets.

     "Consolidated Total Liabilities" means, for the Lessee and its Subsidiaries on a consolidated basis at any date, the sum of (i) Consolidated Current Liabilities, plus (ii) Consolidated Long Term Liabilities (without duplication of amounts included in clause (i)) plus (iii) the Consolidated Off-Balance Sheet Debt.

     "Construction Agency Agreement" means the Construction Agency Agreement, dated as of the Closing Date, between the Lessor and the Construction Agent, in the form of Exhibit M to the Participation Agreement.

     "Construction Agency Agreement Assignment" means the Assignment of Construction Agency Agreement, dated as of the Closing Date, from the Lessor to the Indenture Trustee, for the benefit of the Participants, in the form of Exhibit N to the Participation Agreement.

     "Construction Agency Agreement Event of Default" means a "Construction Agency Agreement Event of Default" as defined in Section 5.1 of the Construction Agency Agreement.

     "Construction Agent" means the Lessee, as construction agent under the Construction Agency Agreement.

     "Construction Commencement Date" is defined in Section 2.3 of the Construction Agency Agreement.

     "Construction Period" means, with respect to the Property, the period commencing on the Construction Commencement Date and ending on the earlier of the Completion Date and the Outside Completion Date for the Property.

     "Construction Termination Event" means (a) the occurrence or existence of any Cost Overrun Event or Completion Delay Event, (b) the incurrence by any Lessor Party of any liabilities, losses, damages or expenses excluded from the Lessee's obligations under clause (z) of Section 13.1 of the Participation Agreement or Section 13.5(a) of the Participation Agreement by the proviso to such section, (c) the incurrence by any Lessor Party of any increased costs or reduced amounts excluded from the Lessee's obligations under Section 13.10(a) of the Participation Agreement by the proviso to such section or (d) the occurrence or existence of any loss or liability excluded from the Lessee's obligations under Section 24.1 of the Lease Agreement by the proviso to such section.

     "Contingent Obligation" means, with respect to any Person, without duplication, (a) any Guaranty Obligation of that Person; and (b) any direct or indirect obligation or liability, contingent or otherwise, of that Person (i) in respect of any letters of credit, acceptances, bank guaranties, surety bonds or similar instruments issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, (ii) as a partner or joint venturer in any partnership or joint venture, (iii) incurred pursuant to any interest rate swap, currency swap, forward, cap, floor or other similar contract that is not entered into in connection with a bona fide hedging operation that provides offsetting benefits to such Person or (iv) with respect to noncollateralized Consolidated Off-Balance Sheet Debt. The amount of any Contingent Obligation shall (subject, in the case of Guaranty Obligations, to the last sentence of the definition of "Guaranty Obligation") be deemed equal to the maximum reasonably anticipated liability in respect thereof.

     "Control" means (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any Person, the possession directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

     "Cost Overrun Event" means (a) the delivery by the Lessee of an Advance Request for any Advance that will reduce the Unused Total Commitment to $0 prior to the Completion Date, (b) the occurrence of any event or the existence of any condition that causes the likely aggregate remaining cost for Completion of the Improvements at any time to exceed the Unused Total Commitment at such time or
(c) the delivery by the Lessee to any Lessor Party at any time of any notice, certificate or other writing which indicates that the likely aggregate remaining cost for Completion of the Improvements at such time will exceed the Unused Total Commitment at such time.

     "Co-Trustee" means U.S. Bank Trust National Association, a national banking association.

     "Covered Matters" is defined in Section 13.15(b) of the Participation Agreement.

     "Data Center" means that certain two-story structure of approximately 76,000 total square feet to be constructed at the north west end of Lot 57 of the Hacienda Business Park, Pleasanton, California, and to be commonly known as 5840 Owens Drive.

     "Debt" means, for the Lessee and its Subsidiaries on a consolidated basis at any date, the sum of (i) Consolidated Long Term Liabilities, plus (ii) Capitalized Lease Obligations plus (iii) Contingent Obligations.

     "Default" means any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Event of Default.

     "Defaulting Participant" means, at any time, any of the Participants which at such time has (i) failed to make a payment when due to the Lessor equal to its Commitment Percentage of an Advance, (ii) has been notified of such failure by the Lessor, and (iii) has not cured such failure by making such payment, together with interest at the Late Payment Rate.

     "Designated Payment Date" means the Expiration Date, the Termination Date or other date of termination of the Lease.

     "Deposit Accounts" is defined in Section 2.01 of the Cash Collateral Agreement.

     "Depositary Bank" is defined in Section 2.02 of the Cash Collateral Agreement.

     "Development Contracts" means the agreements relating to construction of the Improvements to be finalized before the commencement of such construction, as such agreements may be modified from time to time with any required consent of the Lessor pursuant to Sections 12.2, 12.3 and 12.4 of the Lease or the Construction Agency Agreement and any applications, permits, contracts or documents concerning the use or development of or construction of improvements on the Property that the Lessor may hereafter execute or to which the Lessor may consent at the request of the Lessee pursuant to Sections 12.2, 12.3 or 12.4 of the Lease or the Construction Agency Agreement.

     "Dollars" and "$" mean dollars in lawful currency of the United States of America.

     "Dublin Parcel" means an approximately 49.0744 acre parcel forming a portion of that certain real property located in the City of Dublin, California, south of Dublin Boulevard, west of Hacienda Drive, north of I-580 and east of Arnold Road.

     "Eighteen-Month Commitment" means $27,000,000. The Eighteen month Commitment expires on the earlier of the Completion Date or the Outside Completion Date.

     "End of the Term Report" is defined in Section 13.2 of the Participation Agreement.

     "Enforcement Date" is defined in Section 7.4 of the Indenture.

     "Environmental Audit" means a Phase One environmental site assessment (the scope and performance of which meets or exceeds ASTM Standard Practice E1527-93 Standard Practice for Environmental Site Assessments: Phase One Environmental Site Assessment Process) of the Property to be acquired by the Lessor on the Ground Lease Interest Acquisition Date or of the Property to be remarketed under the Remarketing Option under the Lease.

     "Environmental Certificate" is defined in Section 6.1(c) of the Participation Agreement.

     "Environmental Law" means, whenever enacted or promulgated, any Federal, state, county or local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, covenant, criteria, guideline, administrative or court order, judgment, decree, injunction, code or requirement or any agreement with a Governmental Authority:

               (x) relating to pollution (or the cleanup, removal, remediation or encapsulation thereof, or any other response thereto), or the regulation or protection of human health, safety or the environment, including air, water, vapor, surface water, groundwater, drinking water, land (including surface or subsurface), plant, aquatic and animal life, or

               (y) concerning exposure to, or the use, containment, storage, recycling, treatment, generation, discharge, emission, Release or threatened Release, transportation, processing, handling, labeling, containment, production, disposal or remediation of any Hazardous Substance, Hazardous Condition or Hazardous Activity;

in each case as amended and as now or hereafter in effect, and any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries (whether personal or property) or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Hazardous Substance, whether such common law or equitable doctrine is now or hereafter recognized or developed. Applicable laws include, but are not limited to, CERCLA; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Sections 7401 et seq.; the National Environmental Policy Act, 42 U.S.C. Section 4321; the Refuse Act, 33 U.S.C. Sections 401 et seq.; the Hazardous Materials Transportation Act of 1975, 49 U.S.C. Sections 1801-1812; the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Sections 136 et seq.; the Safe Drinking Water Act, 42 U.S.C. Sections 300f et seq.; and the Occupational Safety and Health Act of 1970, each as amended and as now or hereafter in effect, and their state and local counterparts or equivalents, including any regulations promulgated thereunder.

     "Environmental Violation" means any activity, occurrence or condition or omission that violates or results in non-compliance with any Environmental Law.

     "Equipment" means equipment, apparatus, furnishings, fittings and personal property of every kind and nature whatsoever purchased by the Lessor using the proceeds of the Participation Interests in the Advances now or subsequently attached to, contained in or used or usable in any way in connection with any operation or letting of the Property, including but without limiting the generality of the foregoing, all equipment, screens, awnings, shades, blinds, curtains, draperies, artwork, carpets, rugs, storm doors and windows, shelving, counters, furniture and furnishings, heating, electrical, and mechanical equipment, lighting, switchboards, plumbing, ventilation, air conditioning and air-cooling apparatus, refrigerating, and incinerating equipment, escalators, elevators, loading and unloading equipment and systems, cleaning systems (including window cleaning apparatus), telephones, communication systems (including satellite dishes and antennae), televisions, computers, sprinkler systems and other fire prevention and extinguishing apparatus and materials, security systems, motors, engines, machinery, pipes, pumps, tanks, conduits, appliances, fittings and fixtures of every kind and description.

     "Equipment Schedule" means each Equipment Schedule in the form of Exhibit B to the Lease.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time or any successor Federal statute.

     "ERISA Affiliate" means each entity required to be aggregated with the Lessee pursuant to the requirements of Section 414(b) or (c) of the Code.

     "ERISA Group" means the Lessee and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Lessee, are treated as a single employer under Section 414 of the Code.

     "Eurocurrency Reserve Requirements" means, for any day as applied to an Advance, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

     "Eurodollar Rate" means, with respect to each day during each Interest Period, the rate per annum determined by the Indenture Trustee to be the offered rate per annum at which deposits in Dollars appear with respect to such Interest Period on the Reuters Screen LIBOR Page (or any successor page), or if such offered rate is not available, then the rate per annum at which deposits in Dollars appear with respect to such Interest Period on the Telerate Page 3750 (or any successor page) in each case as of 11:00 a.m. (London time), two Business Days prior to the beginning of such Interest Period or in the event that the foregoing offered rates are not available, then the average (rounded upward to the nearest whole multiple of one sixteenth of one percent per annum, if such average is not such a multiple) of the respective rates notified to the Indenture Trustee by each of the Participants as the rates at which such Participant's Funding Office is offered Dollar deposits at or about 11:00 a.m. (London time), two Business Days prior to the beginning of such Interest Period in the interbank Eurodollar market for delivery on the first day of such Interest Period for the number of days comprised therein in an amount comparable to the amount of the Advances estimated to be outstanding during such Interest Period.

     "Eurodollar Rate Advance" means any Advance (and related Loans and Certificate Purchaser Amounts) bearing interest or Certificate Yield at a rate per annum equal to the sum of (i) the Eurodollar Rate applicable to such Advance plus (ii) the Applicable Margin.

     "Event of Default" means a Lease Event of Default, a Construction Agency Agreement Event of Default, a Guarantee Event of Default, a Ground Lease Event of Default or an Indenture Event of Default.

     "Excepted Payments" means:

               (a) all indemnity payments (including indemnity payments made pursuant to Section 13 of the Participation Agreement) to which the Lessor (both in its individual capacity and as Owner Trustee) or any Certificate Holder, or any of their respective Affiliates, agents, officers, directors or employees is entitled, provided that during the Construction Period, indemnity payments made to the Lessor pursuant to
        Section 13.14 of the Participation Agreement for Losses of the Lessor arising out of its indemnification obligations under Section 13.15 of the Participation Agreement shall not constitute Excepted Payments;

               (b) any amounts (other than Basic Rent or amounts payable by Lessee pursuant to Section 16.2, Section 16.3, Section 16.4 or Articles XVII, XX or XXII of the Lease) payable under any Operative Document to reimburse the Lessor, any Certificate Holder or any of their respective Affiliates (including the reasonable expenses of the Lessor or any Certificate Holder incurred in connection with any such payment) for performing or complying with any of the obligations of the Lessee under and as permitted by any Operative Document, except to the extent that one or more Participants have indemnified the Lessor with respect thereto pursuant to the Participation Agreement;

               (c) any amount payable to any Certificate Holder by any transferee permitted under the Operative Documents of the interest of such Certificate Holder as the purchase price of such Certificate Holder's interest in the Trust;

               (d) any insurance proceeds (or payments with respect to risks self-insured or policy deductibles) under liability policies other than such proceeds or payments payable to the Indenture Trustee or the Lessor under policies required to be maintained by the Lessee under the Operative Documents;

               (e) any insurance proceeds under policies maintained by the Lessor or any Certificate Holder;

               (f) Transaction Expenses or other amounts or expenses paid or payable to or for the benefit of the Bank in its individual capacity;

               (g) all right, title and interest of the Lessor or any Certificate Holder to the Property or any portion thereof or any other property to the extent any of the foregoing has been released from the Lien of the Indenture, the Mortgage, the Assignment of Lease and the Construction Agency Agreement Assignment pursuant to the terms thereof following the payment of the Participant Balances of all of the Note Holders and all amounts due and owing to the Indenture Trustee; and

               (h) any payments in respect of interest to the extent attributable to payments referred to in clauses (a) through (g) above.

        "Excepted Rights" means the following described rights and privileges:

               (a) as and to the extent provided for in the Operative Documents, the right of the Owner Trustee and the Certificate Holders, but not to the exclusion of the Indenture Trustee or any other Person, to receive from the Lessee certificates and other documents and information which the Lessee is required to give or furnish to Owner Trustee or the Certificate Holders pursuant to any Operative Document, and to inspect the Property and all records relating thereto;

               (b) all rights of the Owner Trustee and the Certificate Holders under the Lease or the Trust Agreement to demand, collect, sue for or otherwise obtain all amounts from the Lessee due the Owner Trustee or the Certificate Holders on account of any Excepted Payments; provided that the rights excepted and reserved by this clause (b) shall not be deemed to include the exercise of any remedies provided for in Article XVII of the Lease other than the right to proceed by appropriate court action or actions to recover damages for the breach thereof;

               (c) the right of the Owner Trustee, as Lessor, but not to the exclusion of the Indenture Trustee, to seek specific performance of the covenants of the Lessee under the Lease relating to the protection, insurance and maintenance of the Property (but excluding any right to declare the Lease to be in default and to enforce any remedies under
        Article XVII thereof) and to maintain separate insurance with respect to the Property pursuant to Article XIV of the Lease; and

               (d) the right of the Owner Trustee, as Lessor, but not to the exclusion of the Indenture Trustee, to perform for the Lessee under
        Section XVII of the Lease.

     "Excess Proceeds" means the excess, if any, of the aggregate of all awards, compensation or insurance proceeds payable in connection with a Casualty or Condemnation over the Asset Termination Value paid by the Lessee pursuant to Articles XIV and XV of the Lease with respect to such Casualty or Condemnation.

     "Expiration Date" means the fifth anniversary of the Closing Date or the scheduled expiration of the then current Renewal Term, if any.

     "Expiration Date Purchase Obligation" means the Lessee's obligation, pursuant to Section 20.2 of the Lease, to purchase all (but not less than all) of the Property on the Expiration Date.

     "Extension Date" means, if the Extension Fee is payable, the date which is 364 days after the Closing Date.

     "Extension Effective Date" is defined in Section 3.8(b) of the Participation Agreement.

     "Extension Fee" means an amount equal to (i) 0.10% multiplied by (ii) the aggregate amount of the 364 Day Commitment that is extended pursuant to Section
3.8 of the Participation Agreement.

     "Extension Request" is defined in Section 3.8(b) of the Participation Agreement.

     "Extension Response Date" is defined in Section 3.8(b) of the Participation Agreement.

     "Fair Market Sales Value" means, with respect to the Property, the amount, which in any event shall not be less than zero, that would be paid in cash in an arm's-length transaction between an informed and willing purchaser and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, for the ownership of the Property. The Fair Market Sales Value of the Property shall be determined based on the assumption that, except for purposes of Article XVII of the Lease and Section 13.2 of the Participation Agreement, the Property is in the condition and state of repair required under
Section 10.1 of the Lease and the Lessee is in compliance with the other requirements of the Operative Documents.

     "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of quotations for such day on such transaction received by the Indenture Trustee from three Federal funds brokers of recognized standing selected by it.

     "Fixed Rate" means, as to any Advance (and related Loans and Certificate Purchaser Amounts) as to which the Lessee has elected the application of the Fixed Rate pursuant to Section 3.5(b) of the Participation Agreement, the weighted average fixed rate of interest and Certificate Yield accepted by the Lessee and applicable to such Advance pursuant to Section 3.5(b) of the Participation Agreement.

     "Fixed Rate Advance" means any Advance bearing interest and Certificate Yield at a rate per annum equal to the sum of (i) the Fixed Rate applicable to such Advance as determined pursuant to Section 3.5(b) of the Participation Agreement plus (ii) the Applicable Margin.

     "Fixed Rate Maturity Date" is defined in Section 3.5(b) of the Participation Agreement.

     "Fixed Rate Offer" is defined in Section 3.5(b) of the Participation Agreement.

     "Fixed Rate Period" is defined in Section 3.5(b) of the Participation Agreement.

     "Fixed Rate Request" is defined in Section 3.5(b) of the Participation Agreement.

     "Fixtures" means all fixtures relating to the Improvements, including all components thereof, located in or on the Improvements, together with all replacements, modifications, alterations and additions thereto.

     "Fully Indemnifiable Event" means the occurrence of any of the following events: (i) a Lease Event of Default specified in Section 17.1(e) or (f) of the Lease or (ii) the Lessee has committed fraud, misapplication of funds, illegal acts or willful misconduct in respect of the Property, the Operative Documents or any actions or transactions in connection therewith.

     "Funding Date" means any Business Day on which Advances are funded pursuant to the Participation Agreement.

     "Funding Office" means the office of each Participant identified on
Schedule II to the Participation Agreement as its Funding Office.

     "Funding Request" is defined in Section 3.5(a) of the Participation Agreement.

     "GAAP" means United States generally accepted accounting principles (including principles of consolidation), in effect from time to time.

     "Governmental Action" means all permits, authorizations, registrations, consents, approvals, waivers, exceptions, variances, orders, judgments, written interpretations, decrees, licenses, exemptions, publications, filings, notices to and declarations of or with, or required by, any Governmental Authority, or required by any Applicable Law, and shall include, without limitation, all environmental and operating permits and licenses that are required for the full use, occupancy, zoning and operation of the Property.

     "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Gross Proceeds" is defined in Section 22.1(k) of the Lease.

     "Ground Lease" means, in respect of the Property, the Ground Lease Agreement, dated as of the Closing Date, between the Lessor, as ground lessee, and the Ground Lessor, as ground lessor.

     "Ground Lease Commencement Date" is defined in Section 2.02 of the Ground Lease.

     "Ground Lease Event of Default" means any event of default under the Ground Lease.

     "Ground Lease Expiration Date" is defined in Section 4.02 of the Ground Lease.

     "Ground Lease Interest" means the leasehold interest in the Land and the other Ground Lease Property acquired by the Lessor by ground lease from the Ground Lessor.

     "Ground Lease Interest Acquisition Date" means the date on which the Lessor acquires the Ground Lease Interest, which date shall be specified in the Acquisition Request.

     "Ground Lease Option Price" is defined in Section 6.02 of the Ground Lease.

     "Ground Lease Property" is defined in Section 2.01 of the Ground Lease.

     "Ground Lease Purchase Option Date" is defined in Section 6.01 of the Ground Lease.

     "Ground Lease Termination Date" is defined in Section 2.02 of the Ground Lease.

     "Ground Lessor" means PeopleSoft Properties, Inc., a California corporation, or any successor as ground lessor under the Ground Lease.

     "Ground Rent" means all rents and other amounts payable by the Lessor, as ground lessee, under the Ground Lease.

     "Guarantee" means the Guarantee executed by the Guarantor in favor of the Indenture Trustee, for the benefit of the Participants, in the form of Exhibit O to the Participation Agreement.

     "Guarantee Event of Default" is defined in the Guarantee.

     "Guarantor" means PeopleSoft, Inc. a Delaware corporation.

     "Guaranty Obligation" means, with respect to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof. The amount of any Guaranty Obligation shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof.

     "Hazardous Activity" means any activity, process, procedure or undertaking that directly or indirectly (i) produces, generates or creates any Hazardous Substance; (ii) causes or results in (or threatens to cause or result in) the Release of any Hazardous Substance into the environment (including air, water vapor, surface water, groundwater, drinking water, land (including surface or subsurface), plant, aquatic and animal life); (iii) involves the containment or storage of any Hazardous Substance; or (iv) would be regulated as hazardous waste treatment, storage or disposal within the meaning of any Environmental Law.

     "Hazardous Condition" means any condition that violates, or that results in noncompliance with, any Environmental Law.

     "Hazardous Substance" means any of the following: (i) any petroleum or petroleum product, explosives, radioactive materials, asbestos, formaldehyde, polychlorinated biphenyls, lead and radon gas; or (ii) any substance, material, product, derivative, compound or mixture, mineral, chemical, waste, gas, medical waste or pollutant, in each case whether naturally occurring, man-made or the by-product of any process, that is toxic, harmful or hazardous to the environment or human health or safety; or (iii) any substance, material, product, derivative, compound or mixture, mineral, chemical, waste, gas, medical waste or pollutant that would support the assertion of any claim under any Environmental Law, whether or not defined as hazardous as such under any Environmental Law.

     "Impositions" means, except to the extent described in the following sentence, any and all liabilities, losses, expenses, costs, charges and Liens of any kind whatsoever for fees, taxes, levies, imposts, duties, charges, assessments or withholdings ("Taxes") including (i) real and personal property taxes, including personal property taxes on any property covered by the Lease that is classified by Governmental Authorities as personal property, and real estate or ad valorem taxes in the nature of property taxes; (ii) sales taxes, use taxes and other similar taxes (including rent taxes and intangibles taxes);
(iii) any excise taxes; (iv) real estate transfer taxes, mortgage taxes, conveyance taxes, stamp taxes and documentary recording taxes and fees; (v) taxes that are or are in the nature of franchise, income, value added, privilege and doing business taxes, license and registration fees; (vi) assessments on the Property, including all assessments for public improvements or benefits, whether or not such improvements are commenced or completed within the Term; and (vii) any tax, Lien, assessment or charge asserted, imposed or assessed by the PBGC or any governmental authority succeeding to or performing functions similar to, the PBGC, and in each case all interest, additions to tax and penalties thereon, which at any time prior to, during or with respect to the Term or in respect of any period for which the Lessee shall be obligated to pay Supplemental Rent, may be levied, assessed or imposed by any Governmental Authority upon or with respect to (a) the Property or any part thereof or interest therein; (b) the purchase, sale, leasing, financing, refinancing, demolition, construction, alteration, substitution, subleasing, assignment, control, condition, occupancy, servicing, maintenance, repair, ownership, possession, activity conducted on, delivery, insuring, use, operation, improvement, transfer of title, return or other disposition of the Property or any part thereof or interest therein; (c) the Participation Interests with respect to the Property or any part thereof or interest therein; (d) the rentals, receipts or earnings arising from the Property or any part thereof or interest therein; (e) the Operative Documents, the performance thereof, or any payment made or accrued pursuant thereto; (f) the income or other proceeds received with respect to the Property or any part thereof or interest therein upon the sale or disposition thereof; (g) any contract (including the Construction Agency Agreement) relating to the construction, acquisition or delivery of the Improvements or any part thereof or interest therein; or (h) otherwise in connection with the transactions contemplated by the Operative Documents.

     The term "Imposition" shall not mean or include the following (in each case only to the extent such Taxes would have applied if the Lease were structured as a loan):

               (i) Taxes and impositions (other than Taxes that are, or are in the nature of, sales, use, transfer or property taxes) that are imposed on an Indemnitee by the United States federal government that are based on or measured by the net income (including taxes based on capital gains and minimum taxes) of such Person; provided, that this clause (i) shall not be interpreted to prevent a payment from being made on an After Tax Basis if such payment is otherwise required to be so made;

               (ii) Taxes and impositions (other than Taxes that are, or are in the nature of, sales, use, transfer or property taxes) that are imposed by any state or local jurisdiction or taxing authority within any state or local jurisdiction and that are franchise taxes or are based upon or measured by the net income or net receipts; provided, that this clause
        (ii) shall not be interpreted to prevent a payment from being made on an After Tax Basis if such payment is otherwise required to be so made (anything to the contrary notwithstanding, nothing in the Operative Documents shall be construed to impose upon Lessee any liability for Taxes imposed upon an Indemnitee to the extent imposed with respect to any activities of such Indemnitee other than under the transactions contemplated by the Operative Documents);

               (iii)any Tax or imposition for so long as, but only for so long as, it is being contested in accordance with the provisions of Section
        13.5 of the Participation Agreement;

               (iv) any Taxes which are imposed on an Indemnitee as a result of the gross negligence or wilful misconduct of such Indemnitee itself (as opposed to gross negligence or wilful misconduct imputed to such Indemnitee), but not Taxes imposed as a result of ordinary negligence of such Indemnitee; or

               (v) any California withholding Taxes imposed upon payments to the Lessor as a result of the Lessor failing to be qualified to do business in the State of California.

Any Tax excluded from the defined term "Imposition" in any one of the foregoing clauses (i) through (v) shall not be construed as constituting an Imposition by any provision of any other of the aforementioned clauses.

     "Improvements" means all buildings, structures, Fixtures, Equipment, and other improvements of every kind existing on the Ground Lease Interest Acquisition Date and at any time and from time to time and either constructed pursuant to the Construction Agency Agreement or those purchased with amounts advanced by the Participants pursuant to the Participation Agreement (or those becoming the property of the Lessor pursuant to Article XI of the Lease) on or under the Land, together with any and all appurtenances to such buildings, structures, or improvements, including sidewalks, utility pipes, conduits and lines, parking areas and roadways, and including all Modifications and other additions to or changes in the Improvements at any time.

     "Indebtedness" with respect to any Person means, as of the date of determination thereof, (i) all items which in accordance with GAAP would be included in determining total liabilities on the liability side of such Person's balance sheet as at such date, (ii) all indebtedness of such Person or any Person secured by any Lien with respect to any property or asset owned or held by such Person, regardless of whether the indebtedness secured thereby shall have been assumed by such Person, (iii) all indebtedness of other Persons which such Person has directly or indirectly guaranteed (whether by discount or otherwise), endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted with recourse to such Person or with respect to which such Person is otherwise directly or indirectly liable, including, without limitation, indebtedness in effect guaranteed by such Person through any agreement (contingent or otherwise) to (A) purchase, repurchase or otherwise acquire such Indebtedness or any security therefor, (B) provide funds for the payment of discharge of such indebtedness or any other liability of the obligor of such indebtedness (whether in the form of loans, advances, stock purchases, capital contribution or otherwise), (C) maintain the solvency of any balance sheet or other financial condition of the obligor of such indebtedness, or (D) make payment for any products, materials or supplies or for any transportation or services regardless of the non-delivery or non-furnishing thereof, if in any such case the purpose or intent of such agreement is to provide assurance that such indebtedness will be paid or discharged or that any agreements relating thereto will be complied with or that the holders of such indebtedness will be protected against loss in respect thereof, (iv) all of such Person's Capitalized Lease Obligations, and (v) all actual or contingent reimbursement obligations with respect to letters of credit issued for such Person's account.

     "Indebtedness Hereby Secured" means the aggregate of all outstanding indebtedness for borrowed money evidenced by the Notes and interest thereon and all additional amounts and other sums at any time due and owing from, and required to be paid by the Owner Trustee, as borrower in respect thereof under the terms of the Notes, the Indenture, the Mortgage or the Assignment of Lease.

     "Indemnification Sections" is defined in Section 13.14(c) of the Participation Agreement.

     "Indemnified Party" is defined in Section 13.15(a) of the Participation Agreement.

     "Indemnitee" means the Lessor, the Owner Trustee, the Bank, the Indenture Trustee, in its individual capacity and as trustee, the Participants, their respective Affiliates and their respective successors, assigns, directors, shareholders, partners, officers, employees and agents.

     "Indenture" means the Trust Indenture, dated as of the Closing Date, between the Lessor, as borrower, and the Indenture Trustee.

     "Indenture Default" means any event, act or condition which with notice or lapse of time, or both, would constitute an Indenture Event of Default.

     "Indenture Event of Default" is defined in Section 6.1 of the Indenture.

     "Indenture Trustee" means ABN AMRO Bank N.V. and any successor or replacement Indenture Trustee expressly permitted under the Operative Documents.

     "Initial Participation Agreement" is defined in Section 10.1(k) of the Participation Agreement.

     "Initial Property" means the property subject to the Initial Participation Agreement.

     "Institutional Investor" means (x) a corporation, a commercial finance company, a leasing company, a securities company, a bank, a bank holding company, trust company or savings and loan association or an insurance company organized under the laws of the United States or any state or any duly licensed domestic branch of a foreign bank, and (y) a collective investment fund, endowment, foundation, educational institution, real estate investment trust or any other Person organized under the laws of the United States or any state or political subdivision thereof and, in the case of an entity described in clause
(y), which is generally recognized in the financing or real estate field as an institutional investor or which owns other real properties which are net leased to major United States corporations, and (z) a "qualified institutional buyer" under Rule 144A of the U.S. Securities and Exchange commission promulgated under the Securities Act.

     "Insurance Requirements" means all terms and conditions of any insurance policy required by the Lease to be maintained by the Lessee, and all requirements of the issuer of any such policy.

     "Interest Payment Advance" means any Advance made to fund the payment of interest or Certificate Yield accruing on Advances allocated to Property Improvements Costs during the Construction Period.

     "Interest Period" means, with respect to any Eurodollar Rate Advance:

               (a) initially, the period commencing on the funding of such Advance or the conversion or continuation of such Advance as a Eurodollar Rate Advance, and ending one, two, three or six months thereafter, as selected by the Lessee by irrevocable notice to the Lessor and the Indenture Trustee not less than three (3) Business Days prior to the first day of such Interest Period; and

        (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Advance, or the date such Advance is made or converted from a Fixed Rate Advance, and ending one, two, three or six months thereafter, as selected by the Lessee by irrevocable notice to the Lessor and the Indenture Trustee not less than three (3) Business Days prior to the first day of such Interest Period; provided that, the foregoing provisions relating to Interest Periods are subject to the following:

        (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

        (ii) any Interest Period that would otherwise extend beyond the Expiration Date shall end on the Expiration Date;

        (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of the Interest Period) shall end on the last Business Day of a calendar month; and

        (iv) The Lessee shall select Interest Periods so as not to require a payment or prepayment of any Advance during an Interest Period for such Advance.

     "Investment Company Act" means the Investment Company Act of 1940, as amended, together with the rules and regulations promulgated thereunder.

     "Land" means the parcel of real property described on Schedule 1 of the Lease Supplement and all Appurtenant Rights attached thereto.

     "Lease" means the Master Lease, dated as of the Closing Date, between the Lessor and the Lessee, together with the Lease Supplement and all Equipment Schedules thereto.

     "Lease Balance" means, as of any date of determination, an amount equal to
(i) the sum of (A) the aggregate sum of the outstanding principal amount of the Notes (including all amounts capitalized under the terms of the Participation Agreement), (B) all accrued and unpaid interest on the Notes, (C) the aggregate sum of the Certificate Purchaser

Amounts (including all amounts capitalized under the terms of the Participation Agreement), (D) all accrued and unpaid Certificate Yield on the Certificate Purchaser Amounts, and (E) all other amounts owing by the Lessee under the Operative Documents, less (ii) sum of all payments received by the Lessor, the Indenture Trustee or the Participants on account of payments to reduce the Lease Balance, including reductions resulting from payments by the Lessor, the Lessee or the Guarantor, proceeds from the sale of the Property and/or amounts realized from the Cash Collateral pursuant to the Cash Collateral Agreement.

     "Lease Default" means any event or condition which, with the lapse of time or the giving of notice, or both, would constitute a Lease Event of Default.

     "Lease Event of Default" is defined in Section 17.1 of the Lease.

     "Lease Supplement" means the Lease Supplement substantially in the form of Exhibit A to the Lease together with all attachments and schedules thereto, as such Lease Supplement may be supplemented, amended or modified from time to time.

     "Leasehold Mortgagee" is defined in Section 3.07(c)(iii) of the Ground
Lease.

     "Leasehold Mortgages" is defined in Section 3.07(c)(i) of the Ground Lease.

     "Lessee" means PeopleSoft, Inc., a Delaware corporation, as Lessee under the Lease, and its successors and assigns expressly permitted under the Operative Documents.

     "Lessor" means the Owner Trustee, as Lessor under the Lease, and its successors and assigns expressly permitted under the Operative Documents.

     "Lessee Obligations" is defined in Section 1.01 of the Cash Collateral Agreement.

     "Lessor Losses" is defined in Section 13.14 of the Participation Agreement.

     "Lessor Financing Statements" means UCC financing statements appropriately completed and executed for filing in the applicable jurisdiction in order to protect the Lessor's interest under the Lease to the extent the Lease is a security agreement.

     "Lessor Lien" means any Lien, true lease or sublease or disposition of title arising as a result of (a) any claim against the Lessor or the Bank not resulting from the transactions contemplated by the Operative Documents, (b) any act or omission of the Lessor or the Bank which is not required by the Operative Documents or is in violation of any of the terms of the Operative Documents, (c) any claim against the Lessor or the Bank with respect to Taxes or Transaction Expenses against which Lessee is not required to indemnify the Lessor or the Bank in its individual capacity, pursuant to Sections 9 or 13.5 of the Participation Agreement or (d) any claim against the Lessor arising out of any transfer by the Lessor of all or any portion of the interest of the Lessor in the Property, the Trust Estate or the Operative Documents other than the transfer of title to or possession of the Property by the Lessor pursuant to and in accordance with the Lease, the Indenture or the Participation Agreement or pursuant to the exercise of the remedies set forth in Article XVII of the Lease.

     "Lessor Parties" means the Lessor, the Bank, the Participants and the Indenture Trustee.

     "Level I" means at any time that the Lessee's Consolidated Funded Debt to Consolidated Total Capital ratio at the end of any fiscal quarter is less than
 .10 to 1.0.

     "Level II" means at any time that the Lessee's Consolidated Funded Debt to Consolidated Total Capital ratio at the end of the applicable fiscal quarter is greater than or equal to .10 to 1.0 but is less than .20 to 1.0.

     "Level III" means at any time that the Lessee's Consolidated Funded Debt to Consolidated Total Capital ratio at the end of the applicable fiscal quarter is greater than or equal to .20 to 1.0 but is less than .25 to 1.0.

     "Level IV" means at any time that the Lessee's Consolidated Funded Debt to Consolidated Total Capital ratio at the end of the applicable fiscal quarter is greater than or equal to .25 to 1.0 but is less than .35 to 1.0.

     "Lien" means any mortgage, deed of trust, pledge, security interest, encumbrance, lien, easement, servitude or charge of any kind, including, without limitation, any irrevocable license, conditional sale or other title retention agreement, any lease in the nature thereof, or any other right of or arrangement with any creditor to have its claim satisfied out of any specified property or asset with the proceeds therefrom prior to the satisfaction of the claims of the general creditors of the owner thereof, whether or not filed or recorded, or the filing of, or agreement to execute as "debtor", any financing or continuation statement under the Uniform Commercial Code of any jurisdiction or any federal, state or local lien imposed pursuant to any Environmental Law.

     "Loans" means Tranche A Loans and Tranche B Loans.

     "Loan Value" means with respect to the Property subject to the Lease an amount determined by multiplying the aggregate unpaid principal amount of the Notes, or unpaid Certificate Purchaser Amounts of the Certificates, immediately prior to the date on which the Loan Value is to be paid by a fraction in which the numerator is the portion of the Asset Termination Value to be repaid pursuant to Article XVI of the Lease in connection with a Significant Casualty or Significant Condemnation and the denominator is the Asset Termination Value of the Property then subject to the Lease.

     "Losses" is defined in Section 13.15(b) of the Participation Agreement.

     "Lot 56" means an approximately 20.538 acre parcel commonly known as Lot 56C in the Hacienda Business Park, Pleasanton, California.

     "Marketing Period" means the period commencing on the date one hundred eighty (180) days prior to the Expiration Date and ending on the Expiration Date.

     "Material", "Materially", and "Material Adverse Effect" mean material to, or a material adverse effect on, (i) the consolidated financial position, business or consolidated results of operations of the Lessee or the Guarantor,
(ii) the ability of the Lessee or the Guarantor to perform its obligations under any of the Operative Documents, (iii) the value or condition of the Property or the Lessor's interests therein or title thereto, or (iv) the ability of the Lessor, the Indenture Trustee or any Participant to enforce any of its rights or remedies under any Operative Document.

     "Material Plan" means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $1,000,000.

     "Maturity Date" means the fifth anniversary of the Closing Date, as such date may be accelerated or extended pursuant to Section 3.8 of the Participation Agreement.

     "Memorandum of Ground Lease" means the Memorandum of Lease to be executed, delivered and recorded pursuant to the Ground Lease.

     "Modifications" is defined in Section 11.1(a) of the Lease.

     "Momentum Distribution" is defined in the definition of the term Momentum Transaction.

     "Momentum Transaction" means a transaction to be consummated by the Lessee consisting of (i) the establishment of a new entity ("Momentum") for the purpose of developing enterprise application software for selected industry markets,
(ii) distribution by the Lessee to Momentum of an amount not to exceed $300,000,000 (the "Momentum Distribution") and (iii) the distribution of the shares of callable common stock of Momentum to the stockholders of the Lessee.

     "Mortgage" means, with respect to the Property, a Construction Deed of Trust, Security Agreement and Financing Statement substantially in the form attached as Exhibit Q to the Participation Agreement, made by the Lessor in favor of a trustee for the Indenture Trustee for the benefit of the Participants and satisfactory in form and substance to the Indenture Trustee and the Required Participants in order to create a first priority mortgage lien on the Lessor's Ground Lease Interest, a first priority mortgage lien on Lessor's fee interest in the Improvements and a first priority security interest in the Equipment.

     "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

     "Net Proceeds" means all amounts paid in connection with any Casualty or Condemnation, and all interest earned thereon, less the expense of claiming and collecting such amounts, including all costs and expenses in connection therewith for which the Indenture Trustee or the Lessor is entitled to be reimbursed pursuant to the Lease.

     "Non-Consenting Participant" means any Participant which has denied, or is deemed to have denied, an Extension Request pursuant to Section 3.8(b) of the Participation Agreement.

     "Note Holder" means any holder of a Note.

     "Note Purchaser's Commitment" means, as to any Note Purchaser, its Tranche A Loan Commitment and its Tranche B Loan Commitment.

     "Note Purchasers" means the Persons listed as Note Purchasers on Schedule I to the Participation Agreement.

     "Notes" means the Tranche A Notes and the Tranche B Notes, collectively.

     "Notes Basic Rent" means the sum of (i) the principal due on the Notes on any Scheduled Payment Date pursuant to the Indenture, plus (ii) the interest due on the Notes on each Payment Date pursuant to the Indenture.

     "Notice of Ground Lease Purchase Option Exercise" is defined in Section
6.01 of the Ground Lease.

     "Notice of Ground Lease Rent Increase" is defined in Section 2.03 of the Ground Lease.

     "Notice of Security Interest" is defined in Section 2.01(a) of the Cash Collateral Agreement.

     "Operative Documents" means the following:

               (a)  the Participation Agreement;
               (b)  the Lease and Lease Supplement;
               (c)  the Guarantee;
               (d)  the Ground Lease and Memorandum of Ground Lease;
               (e)  the Construction Agency Agreement;
               (f) the Assignment of Lease and each Supplement to the Assignment of Lease;
               (g)  the Consent to Assignment;
               (h)  the Equipment Schedules;
               (i)  the Mortgage;

               (j)  the Construction Agency Agreement Assignment;
               (k)  the Consent to Construction Agency Agreement
                    Assignment;
               (l)  the Assignment of Construction Documents;
               (m)  the Cash Collateral Agreement;
               (n)  the Indenture;
               (o)  the Notes;
               (p)  the Certificates;
               (q)  the Trust Agreement; and
               (r)  the Appointment of Co-Trustee.

     "Option Exercise Notification Date" is defined in Section 6.01 of the Ground Lease.

     "Original Executed Counterpart" is defined in Section 31.8 of the Lease.

     "Outside Completion Date" means the eighteenth monthly anniversary of the Closing Date.

     "Outstanding" when used with respect to the Notes, means as of the date of determination, all Notes theretofore issued and delivered under the Indenture, except:

               (i) Notes theretofore canceled by the Indenture Trustee or delivered to the Indenture Trustee for cancellation;

               (ii) Notes or portions thereof for whose payment or redemption money in the necessary amount is on deposit with the Indenture Trustee, provided that such Notes are to be redeemed and notice of such redemption has been duly given and not revoked or otherwise withdrawn pursuant to the Indenture; and

               (iii) Notes paid, or in exchange for which, or in lieu of which other Notes have been authenticated and delivered pursuant to the Indenture.

     "Overdue Rate" means (i) with respect to the Notes, the interest rate then applicable thereto plus 2% per annum, and (ii) with respect to the Certificates, the Certificate Yield rate then applicable thereto plus 2% per annum.

     "Owner Trustee" means Wilmington Trust Company, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement, and any successor or replacement Owner Trustee expressly permitted under the Operative Documents.

     "Partial Purchase Option" is defined in Section 20.1(a) of the Lease.

     "Participant Balance" means, for any Note Holder or Certificate Holder as of any date of determination, an amount equal to the outstanding unpaid principal amount or Certificate Purchaser Amounts of the applicable series of Notes or Certificates held by such Note Holder or Certificate Holder, together with all accrued and unpaid interest and Certificate Yield thereon.

     "Participants" means the Note Purchasers, the Certificate Purchasers and all future Note Holders and Certificate Holders, collectively.

     "Participant's Letter" is defined in Section 12.1(c) of the Participation Agreement.

     "Participation Agreement" means the Participation Agreement, dated as of the Closing Date, among the Lessee, the Lessor, the Participants and the Indenture Trustee.

     "Payment Date" means (a) any Scheduled Payment Date and (b) any date on which interest or Certificate Yield is payable pursuant to Section 4 of the Indenture or Section 2.7 of the Trust Agreement in connection with any payment or prepayment of the Notes and/or the Certificates.

     "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     "Permitted Exceptions" means (i) Liens of the types described in clauses
(i), (ii), (iii), (v), (vii) and (viii) of the definition of Permitted Liens; and (ii) all encumbrances, exceptions, restrictions, easements, rights of way, servitudes, encroachments and irregularities in title, other than Liens which, in the reasonable assessment of the Construction Agent, do not materially impair the value of the Property or the use of the Property for its intended purpose.

     "Permitted Investments" means (i) the investments permitted by the Lessee's investment guidelines as approved by the Lessee's board of directors from time to time, a copy of which shall be provided to the Indenture Trustee and the Participants, (ii) existing investments in Subsidiaries, (iii) investments in new Subsidiaries after the Closing Date in an aggregate amount at any time not to exceed 20% of the Lessee's Consolidated Tangible Net Worth at such time, and
(iv) loans or advances to employees of the Lessee or its Subsidiaries in the ordinary course of business.

     "Permitted Liens" means:

               (i) the respective rights and interests of the parties to the Operative Documents as provided in the Operative Documents;

               (ii) the rights of any sublessee or assignee under a sublease or an assignment expressly permitted by the terms of the Lease;

               (iii) Liens for Taxes that either are not yet due or are being contested in accordance with the provisions of Section 13.1 of the Lease;

               (iv) Liens arising by operation of law, materialmen's, mechanics', workers', repairmen's, employees', carriers', warehousemen's and other like Liens in connection with any Modifications or arising in the ordinary course of business for amounts that either are not more than 60 days past due or are being diligently contested in good faith by appropriate proceedings, so long as such proceedings satisfy the conditions for the continuation of proceedings to contest Taxes set forth in Section 13.1 of the Lease;

               (v) Liens of any of the types referred to in clause (iv) above that have been bonded for not less than the full amount in dispute (or as to which other security arrangements satisfactory to the Lessor have been made), which bonding (or arrangements) shall comply with applicable Requirements of Law, and has effectively stayed any execution or enforcement of such Liens;

               (vi) Liens arising out of judgments or awards with respect to which appeals or other proceedings for review are being prosecuted in good faith and for the payment of which adequate reserves have been provided as required by GAAP or other appropriate provisions have been made, so long as such proceedings have the effect of staying the execution of such judgments or awards and satisfy the conditions for the continuation of proceedings to contest set forth in Section 13.1 of the Lease;

               (vii) all encumbrances, exceptions, restrictions, easements, rights of way, servitudes, encroachments and irregularities in title, other than Liens which, in the reasonable assessment of the Indenture Trustee, do not materially impair the value of the Property or the use of the Property for its intended purpose;

               (viii) easements, rights of way and other encumbrances on title to real property pursuant to Section 12.2 of the Lease; and

               (ix) a Lien consisting of a deposit or pledge made, in the ordinary course of business, in connection with, or to secure payment of, obligations under worker's compensation, unemployment insurance or similar legislation.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental authority or any other entity.

     "Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

     "Plans and Specifications" means, with respect to the Property, (a) prior to the submittal of final plans and specifications in connection with the application for a building permit for any Improvements on the Property, the plans and specifications submitted in connection with the design review approval for such Improvements (such plans and specifications may also be referred to herein as the "Design Review Plans and Specifications"), and (b) after the submittal of final plans and specifications in connection with the application for a building permit for any Improvements on the Property, such final plans and specifications. Any such final plans and specifications shall not vary materially from the Design Review Plans and Specifications without the written consent of the Owner Trustee and the Indenture Trustee.

     "Project Costs" means the Lease Balance less any amounts included therein not constituting project costs within the meaning of such term under GAAP in effect on the date of the Participation Agreement. Project costs shall include, without limitation, the incremental cost of insurance, if any, required by
Article 14 of the Lease.

     "Property" means (i) the Ground Lease Interest and (ii) all of the Improvements, Equipment and Fixtures at any time located on or under such Ground Lease Interest other than Equipment and Fixtures not financed by an Advance and not becoming property of the Lessor under Article XI of the Lease.

     "Property Balance" means, as of any date of determination, with respect to the Property, an amount equal to (i) the sum of (A) the aggregate sum of the outstanding principal amount of the Notes (including all amounts capitalized under the terms of the Participation Agreement), (B) all accrued and unpaid interest on the Notes, (C) the aggregate sum of the Certificate Purchaser Amounts (including all amounts capitalized under the terms of the Participation Agreement), (D) all accrued and unpaid Certificate Yield on the Certificate Purchaser Amounts, and (E) all other amounts owing by the Lessee under the Operative Documents, less (ii) sum of all payments received by the Lessor, the Indenture Trustee or the Participants on account of payments to reduce Asset Termination Value, including reductions resulting from payments by the Lessor, the Lessee or the Guarantor, the proceeds from the sale of the Property and/or amounts realized from the Cash Collateral pursuant to the Cash Collateral Agreement.

     "Property Cost" means, with respect to the Property, the aggregate amount of all Property Improvements Costs.

     "Property Improvements Costs" means, with respect to the Property, the amount funded to or on behalf of the Construction Agent or the Lessee by the Lessor under the Participation Agreement and the Construction Agency Agreement to construct any Improvements, Fixtures or Modifications, to purchase Equipment to be used on the Property in accordance with the Plans and Specifications therefor and the Operative Documents and to pay Transaction Expenses during the Construction Period that are to be capitalized under Section 9.1 of the Participation Agreement, as set forth in the Acquisition Request and Funding Requests therefor (including interest on the Notes and Certificate Yield on the Certificate Purchaser Amounts during the Construction Period applied to such cost and funded by an Interest Payment Advance and amounts funded by one or more Lessor Parties and capitalized under Section 3.9(f) of the Participation Agreement).

     "Proportionate Share" is defined in Section 1.01(b) of the Cash Collateral Agreement.

     "Purchase Notice" is defined in Section 20.1(a) of the Lease.

     "Purchase Option" is defined in Section 20.1(a) of the Lease.

     "Purchase Option Price" is defined in Section 20.1(a) of the Lease.

     "Related Agreements" means all chattel paper, accounts, instruments, documents, investment property and general intangibles relating to any of the Land, Improvements or Appurtenant Rights or to the present or future development, construction, operation or use of any of the Land, Improvements or Appurtenant Rights, including (a) all plans, specifications, construction agreements, maps, surveys, studies, books of account, records, files, insurance policies, guarantees and warranties relating to such Land or Improvements or to the present or future development, construction, operation or use of such Land, Improvements or Appurtenant Rights (including the Construction Contracts and the Plans and Specifications); (b) all architectural, engineering, construction and management contracts, all supply and service contracts for water, sanitary and storm sewer, drainage, electricity, steam, gas, telephone and other utilities relating to such Land, Improvements or Appurtenant Rights or to the present or future development, construction, operation or use of such Land, Improvements or Appurtenant Rights; and (c) all guaranties and warranties, letters of credit, and documents relating to such Land, Improvements or Appurtenant Rights or to the present or future development, construction, operation or use of such Land, Improvements or Appurtenant Rights and all computer software specifically relating to the design maintenance, operation or construction of the Improvements.

     "Related Permits" shall mean all licenses, authorizations, certificates, variances, consents, approvals and other permits, now or hereafter pertaining to any of the Land, Improvements or Appurtenant Rights and all trademarks or business names relating to any of the Land, Improvements or Appurtenant Rights or the present or future development, construction, operation or use of any of the Land, Improvements or Appurtenant Rights.

     "Release" means any release, pumping, pouring, emptying, injecting, escaping, leaching, dumping, seepage, spill, leak, flow, discharge, disposal or emission of a Hazardous Substance.

     "Remarketing Option" is defined in Section 22.1 of the Lease.

     "Renewal Effective Date" is defined in Section 21.1(a) of the Lease.

     "Renewal Option" is defined in Section 21.1(a) of the Lease.

     "Renewal Request" is defined in Section 21.1(a) of the Lease.

     "Renewal Response Date" is defined in Section 21.1(a) of the Lease.

     "Renewal Term" means each five year renewal period commencing on each Renewal Effective Date with respect to which the Lessee has exercised its Renewal Option pursuant to Section 21.1 of the Lease.

     "Rent" means, collectively, the Basic Rent and the Supplemental Rent, in each case payable under the Lease.

     "Rent Increase Notification Date" is defined in Section 2.03 of the Ground Lease.

     "Replacement Participant" is defined in Section 3.8(c) of the Participation Agreement.

     "Requesting Party" is defined in Section 26.1 of the Lease.

     "Required Certificate Holders" means, at any time, the holders of 66-2/3% of the outstanding stated amount of all Certificates.

     "Required Modification" is defined in Section 11.1(a) of the Lease.

     "Required Note Holders" means, at any time, the holders of 66-2/3% in aggregate principal of the Outstanding Notes.

     "Required Participants" means, at any time, the Required Note Holders and the Required Certificate Holders.

     "Requirement of Law" means all Federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting the Property, the Improvements or the demolition, construction, use or alteration thereof, whether now or hereafter enacted and in force, including any that require repairs, modifications or alterations in or to the Property or in any way limit the use and enjoyment thereof (including all building, zoning and fire codes and the Americans with Disabilities Act of 1990, 42 U.S.C. Section 1201 et. seq. and any other similar Federal, state or local laws or ordinances and the regulations promulgated thereunder) and any that may relate to environmental requirements (including all Environmental Laws), and all permits, certificates of occupancy, licenses, authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments which are either of record or known to the Lessee affecting the Property, the Appurtenant Rights and any easements, licenses or other agreements entered into pursuant to Section
12.2 of the Lease.

     "Residual Value Guarantee Amount" means, as of any date of determination, an amount equal to the aggregate Tranche A Proportionate Share of the Lease Balance; provided, however, that if (i) a Cost Overrun Event has occurred and the Lessee has itself funded (without reimbursement from Advances) any additional Property Improvement Costs or Transaction Expenses of constructing the Improvements caused by such Cost Overrun Event or (ii) any amount has been capitalized pursuant to clause (ii) of Section 3.9(f) of the Participation Agreement, then the Residual Value Guaranty Amount shall be an amount equal to the remainder of (A) the total Tranche A Proportionate Share of the total Project Costs of the Improvements minus (B) the aggregate amount of any such overrun costs and expenses so funded by the Lessee (and not reimbursed from Advances).

     "Response Actions" means remove, removal, remedy, and remedial action as those terms are defined in CERCLA, 42 U.S.C. Section 9601.

     "Responsible Officer" means the President, any Vice President, the Treasurer or the Controller of any Person.

     "Responsible Officer's Certificate" means a certificate signed by any Responsible Officer, which certificate shall certify as true and correct the subject matter being certified to in such certificate.

     "Restricted Payment" means (i) the declaration or payment of any dividend or the incurrence of any liability to make any payment or distribution of cash or other property or assets in respect of a Person's stock, (ii) any payment on account of the purchase, redemption, defeasance or other retirement of a Person's stock or any other payment or distribution made in respect thereof, either directly or indirectly, or (iii) any payment, loan, contribution, or other transfer of funds or other property to any stockholder of such Person.

     "Scheduled Payment Date" means (a) as to interest on any Note or the Certificate Yield on any Certificate Purchaser Amount having an Interest Period of three months or less, the last day of each month, (b) as to interest on any Note or the Certificate Yield on any Certificate Purchaser Amount having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (c) as to the interest or Certificate Yield on Fixed Rate Advances, the last day of each March, June, September and December of each year and the maturity date of such Advance (and related Loans and Certificate Purchaser Amounts), and (d) as to the principal amount of the Notes and the Certificate Purchaser Amounts, each date indicated on Schedule 1 to the Lease as being a payment date with respect to such portion of the Property Improvements Cost, if any.

     "Securities Accounts" is defined in Section 2.01(b) of the Cash Collateral Agreement.

     "Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

     "Security Documents" means the collective reference to the Lease, the Indenture, Mortgage, the Assignment of Lease, the Construction Agency Agreement Assignment, the Assignment of Construction Documents, the Cash Collateral Agreement and all other security documents hereafter delivered to the Indenture Trustee granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Lessor to the Indenture Trustee and the Participants under the Participation Agreement or of the Lessee to the Lessor under the Lease.

     "Shortfall Amount" means, as of the Expiration Date, the amount that the Asset Termination Value will exceed the aggregate of the Gross Proceeds and the Residual Value Guarantee Amount upon the completion of a sale of the Property pursuant to Article XXII of the Lease.

     "Significant Casualty" means (i) a Casualty that results in an insurance settlement on the basis of a total loss, or a constructive or compromised total loss, or (ii) a Casualty that in the reasonable, good faith judgment of the Lessee (as evidenced by a Responsible Officer's Certificate delivered to the Lessor pursuant to Section 16.1 of the Lease) either (a) renders the Property unsuitable for continued use as a commercial property of the type of such property immediately prior to such Casualty or (b) is so substantial in nature that restoration of the Property to substantially its condition as existed immediately prior to such Casualty would be impracticable or impossible.

     "Significant Condemnation" means (i) a Condemnation that involves a taking of Lessor's entire title to the related Ground Lease Interest, (ii) a Condemnation that results in loss of possession of the Property by the Lessee for a period in excess of one hundred eighty (180) consecutive days, or (iii) a Condemnation that in the reasonable, good faith judgment of the Lessee (as evidenced by a Responsible Officer's Certificate delivered to the Lessor pursuant to Section 16.1 of the Lease) either (a) renders the Property unsuitable for continued use as commercial of the type of such property immediately prior to such Condemnation or (b) is such that restoration of the Property to substantially its condition as existed immediately prior to such Condemnation would be impracticable or impossible.

     "Significant Event" means (i) a Significant Casualty, (ii) a Significant Condemnation, (iii) an event where the restoration of the Property subject to a Casualty or Condemnation shall not be completed prior to the earlier of (A) the 180th day prior to the Expiration Date or (B) twelve (12) months following the occurrence of such Casualty or Condemnation or (iv) the occurrence of an Environmental Violation where the costs to clean up or remediate the same are reasonably estimated by the Lessee to exceed $1,000,000.

     "Six Month Extension Termination Date" means, if the 364 Day Commitment is extended pursuant to Section 3.8(b) of the Participation Agreement, the date which is six months after the expiration of the 364 Day Commitment.

     "Sub-Participant" is defined in Section 12.2(a) of the Participation Agreement.

     "Subsidiary" of any Person means any corporation, partnership, joint venture, trust or estate of which (or in which) more than 50% of:

               (a) the outstanding capital stock having Voting Power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might having Voting Power upon the occurrence of any contingency),

               (b) the interest in the capital or profits of such partnership or joint venture, or

               (c) the beneficial interest of such trust or estate,

is at the time directly or indirectly owned by such Person, by such Person and one or more of its Subsidiaries or by one or more of such Person's Subsidiaries.

     "Supplemental Rent" means all amounts, liabilities and obligations (other than Basic Rent) which Lessee assumes or agrees to pay to Lessor or any other Person under the Lease, or under any of the other Operative Documents, including, without limitation, payments of the Residual Value Guarantee Amount, the Shortfall Amount and payments pursuant to Sections 16.2, 16.3. 16.4 or 17.6 of the Lease and Articles XX and XXII of the Lease.

     "Supplement to Assignment of Lease" means the Supplement substantially in the form of Exhibit A to the Assignment of Lease together with all attachments and schedules thereto, as such Supplement to Assignment of Lease may be supplemented, amended or modified from time to time.

     "Taxes" is defined in the definition of Impositions.

     "Term" is defined in Section 2.3 of the Lease.

     "Termination Date" is defined in Section 15.1(d), 16.2(a) and 17.2(e) of the Lease.

     "Termination Notice" is defined in Section 16.1 of the Lease.

     "364 Day Commitment" means $83,000,000.

     "Total Commitment" means the amount set forth as such in Schedule I to the Participation Agreement or, if such amount is reduced pursuant to Subparagraph 3.8(a) of the Participation Agreement, the amount to which so reduced.

     "Tranche A Loans" is defined in Section 1.1 of the Indenture.

     "Tranche A Loan Commitment" means, as to any Note Purchaser, the obligation of such Note Purchaser to purchase Tranche A Notes from the Owner Trustee under Sections 3.3 and Section 3.6 of the Participation Agreement in an aggregate principal amount not to exceed the amount set forth opposite such Note Purchaser's name, at any time prior to Completion, under the column heading "Pre-Completion Commitments" and, at any time after Completion, under the column heading "Post-Completion Commitments" on Schedule I to the Participation Agreement.

     "Tranche A Note Holders" means Note Holders holding Tranche A Notes.

     "Tranche A Notes" is defined in Section 1.4 of the Indenture.

     "Tranche A Participant Balance" means for each Tranche A Participant as of any date of determination an amount equal to (i) the sum of the outstanding principal amount of the Tranche A Notes held by such Tranche A Participant (including amounts capitalized under Section 3.9(f) of the Participation Agreement), together with all accrued and unpaid interest thereon, and all other amounts owing by the Lessee to such Tranche A Participant under the Operative Documents, less (ii) the sum of all payments received by the Tranche A Participant on account of payments to reduce the outstanding principal amount of the Tranche A Notes held by such Tranche A Participant, including reductions resulting from payments by the Lessor, the Lessee and the Guarantor, proceeds from the sale of the Property and/or amounts realized from the Cash Collateral pursuant to the Cash Collateral Agreement.

     "Tranche A Proportionate Share" means (a) at any time prior to the Completion Date, eighty-nine and nine-tenths percent (89.9%) and (b) at any time on or after the Completion Date, eighty-five and five-tenths percent (85.5%).

     "Tranche B Loans" is defined in Section 1.2 of the Indenture.

     "Tranche B Loan Commitment" means, as to any Note Purchaser, the obligation of such Note Purchaser to purchase Tranche B Notes from the Owner Trustee under Sections 3.3 and 3.6 of the Participation Agreement in an aggregate principal amount not to exceed the amount set forth opposite such Note Purchaser's name, at any time prior to Completion, under the column heading "Pre-Completion Commitments" and, at any time after Completion, under the column heading "Post-Completion Commitments" on Schedule I to the Participation Agreement.

     "Tranche B Note Holders" means Note Holders holding Trance B Notes.

     "Tranche B Notes" is defined in Section 1.4 of the Indenture.

     "Tranche B Participant Balance" means for each Tranche B Participant as of any date of determination an amount equal to (i) the sum of the outstanding principal amount of the Tranche B Notes held by such Tranche B Participant (including amounts capitalized under Section 3.9(f) of the Participation Agreement, together with all accrued and unpaid interest thereon, and all other amounts owing by the Lessee to such Tranche B Participant under the Operative Documents, less (ii) the sum of all payments received by the Tranche B Participant on account of payments to reduce the outstanding principal amount of the Tranche B Notes held by such Tranche B Participant, including reductions resulting from payments by the Lessor, the Lessee and the Guarantor, proceeds from the sale of the Property and/or amounts realized from the Cash Collateral pursuant to the Cash Collateral Agreement.

     "Transaction Expenses" means all costs and expenses incurred in connection with the preparation, execution and delivery of the Operative Documents and the transactions contemplated by the Operative Documents including without limitation:

               (a) the reasonable fees, out-of-pocket expenses and disbursements of counsel for each of the Bank, the Lessor, the Arranger, the Indenture Trustee and the Ground Lessor, in negotiating the terms of the Operative Documents and the other transaction documents, preparing for the closing under, and rendering opinions in connection with, such transactions and in rendering other services customary for counsel representing parties to transactions of the types involved in the transactions contemplated by the Operative Documents;

               (b) the reasonable fees, out-of-pocket expenses and disbursements of counsel, and (without duplication) the reasonable allocated cost of internal legal services and all disbursements of internal counsel of each of the Bank, the Lessor, the Arranger, the Indenture Trustee and the Ground Lessor in connection with (1) any amendment, supplement, waiver or consent with respect to any Operative Documents requested or approved by the Lessee and (2) any enforcement of any rights or remedies against the Lessee in respect of the Operative Documents;

               (c) any other reasonable fees, out-of-pocket expenses, disbursements or cost of any party to the Operative Documents or any of the other transaction documents;

               (d) any and all Taxes and fees incurred in recording, registering or filing any Operative Document or any other transaction document, any deed, declaration, mortgage, security agreement, notice or financing statement with any public office, registry or governmental agency in connection with the transactions contemplated by the Operative Documents;

               (e) any title fees, premiums and escrow costs and other expenses relating to title insurance and the closing contemplated by the Transaction Documents;

               (f)  all expenses relating to all Environmental Audits;

               (g) all expenses relating to all Appraisals, provided that such expenses shall not exceed $8,000 with respect to the Appraisal delivered on the Closing Date; and

               (h) all expenses relating to Arranger's insurance consultant.

        "Transfer" means any conveyance, sale, assignment, transfer or other disposition.

        "Transfer Notice" is defined in Section 12.1(b) of the Participation Agreement.

        "Trust" means the trust created by the Trust Agreement.

        "Trust Agreement" means the Trust Agreement, dated as of September ___, 1998, among the Certificate Purchasers and the Bank.

        "Trust Estate" is defined in Section 1.2(a) of the Trust Agreement.

        "Trustee Financing Statements" means UCC financing statements appropriately completed and executed for filing in the applicable jurisdiction in order to perfect a security interest in favor of the Indenture Trustee for the ratable benefit of the Participants in the Equipment located on the Property or in any Improvements on the Property.

        "Trust Indenture Estate" is defined in the "Now, Therefore" clause at the beginning of the Indenture.

        "Type" is defined in Section 3.9(a) of the Participation Agreement.

        "UCC Financing Statements" means collectively the Trustee Financing Statements and the Lessor Financing Statements.

        "Underwriting Fee" is defined in Section 4.2 of the Participation Agreement.

        "Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

        "Uniform Commercial Code" and "UCC" means the Uniform Commercial Code as in effect in any applicable jurisdiction.

        "Unused" means, with respect to the Total Commitment at any time, the remainder of (a) the Total Commitment at such time minus (b) the aggregate amount of all Advances made prior to such time.

        "Voting Power" means, with respect to securities issued by any Person, the combined voting power of all securities of such person which are issued and outstanding at the time of determination and which are entitled to vote in the election of directors of such Person, other than securities having such power only by reason of the happening of a contingency.










DOCUMENT NUMBER:  365933.8
DECEMBER 9, 1998